UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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KULICKE AND SOFFA INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1005 Virginia Drive, Fort Washington, PA 19034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 9, 2010

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company”) will be held on Tuesday, February 9, 2010, at 4:30 p.m. (Pacific Time) at the Embassy Suites, 1325 E. Dyer Road, Santa Ana, CA 92705, for the following purposes:

1.	Election of Mr. John A. O’Steen and Mr. MacDonell Roehm, Jr. as directors to serve until the 2014 Annual Meeting;
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2010; and
3.	Transaction of such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on December 14, 2009 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.

All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, we encourage you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you requested a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors
SUSAN WATERS
Secretary

December 31, 2009

1005 Virginia Drive, Fort Washington, PA 19034

PROXY STATEMENT

December 31, 2009

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”). As permitted by rules adopted by the Securities and Exchange Commission, the Company is making its proxy statement and its 2009 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On December 31, 2009, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing the instructions on how to access this proxy statement and our annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Voting and Revocability of Proxies

Our board of directors has fixed the close of business on December 14, 2009 as the record date for determining the shareholders entitled to vote at our 2010 annual meeting of shareholders. As of the record date, there were 69,724,953 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting.

When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. John A. O’Steen and Mr. MacDonell Roehm, Jr. as directors; and (2) ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2010. A shareholder may revoke a proxy at any time before its use by (1) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (2) by attending the annual meeting and giving notice of such revocation or (3) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the nominees for director receiving the highest number of votes cast at the annual meeting will be elected and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify Item 2.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs. Pursuant to recent amendments to the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by account holders.

Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors because only the number of votes cast for each candidate is relevant.

Similarly, abstentions and broker non-votes will have no effect on the outcome for Item 2 because only a majority of our shares represented in person or by proxy at the annual meeting is required to approve these proposals. Consequently, Item 2 will be ratified if more votes are cast “FOR” than “AGAINST” the respective proposals.

How You Can Vote

Shareholders of record may vote by any of the following methods:

•	Voting by internet. The website for internet voting is on the Notice, and voting is available 24 hours a day.
•	Voting by telephone. The toll-free telephone number for voting is on the proxy card.
•	Voting by mail. If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

ITEM 1 — ELECTION OF DIRECTORS

The board of directors has nominated Mr. John A. O’Steen and Mr. MacDonell Roehm, Jr. for re-election at the annual meeting to serve until the 2014 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and cast the whole number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Mr. O’Steen or Mr. Roehm should be unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting.

The following table provides information concerning Mr. O’Steen and Mr. Roehm, as well as the other directors of the Company, the executive officers of the Company named in the beneficial ownership table below (referred to in the table below as the “Named Executive Officers”), and the executive officers and directors of the Company as a group. Unless otherwise specified, the directors have held the positions indicated (other than directorships) for at least five years. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the Company’s common shares identified in the table below as so owned, unless otherwise indicated. Unless otherwise indicated, each person below has an address of c/o Kulicke and Soffa Industries, Inc., 1005 Virginia Drive, Fort Washington, PA 19034.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2009
			Number (1)	Percent
Directors Nominated for Re-Election
John A. O’Steen (65)	1988	2010	146,961	*
Mr. O’Steen served as Executive Vice President, Business Development of Cornerstone Brands, Inc., a consumer catalog company from March 2003 until his retirement in May 2004. From 1998 to 2003, Mr. O’Steen served as Executive Vice President of Cornerstone Brands, Inc. From 1991 to 1998, Mr. O’Steen served as Chairman and Chief Executive Officer of Cinmar, L.P., a mail order catalog company that was acquired by the predecessor of Cornerstone Brands in September 1995. Before that time, Mr. O’Steen served as President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Mr. O’Steen also serves as a director of Riggs Heinrich Media, Inc.
MacDonell Roehm, Jr. (70)	1984	2010	132,961	*
Mr. Roehm is Chairman and Chief Executive Officer of Crooked Creek Capital LLC, a provider of strategic, operational and financial restructuring services, a position he has held since 1998. In addition, Mr. Roehm is a director of Next Capital International, an Australian private equity fund, a position he has held since 2009. From September 2002 to April 2003, Mr. Roehm also served as Chief Executive Officer of CH4 Gas Limited, a natural resources company. From 2000 to 2001, Mr. Roehm served as Chairman and Chief Executive Officer of Mackenzie-Childs Ltd., a manufacturer and retailer of furniture and home accessories. From 1999 to 2007, Mr. Roehm also served as Chairman of Australian Ventures LLC, a private equity fund. From 1994 until 1998, Mr. Roehm served as Chairman, President and Chief Executive Officer of Bill’s Dollar Stores, Inc., a chain of retail convenience stores. Before that time, he served as Managing Director of AEA Investors, Inc., a private investment firm.
Continuing Directors
C. Scott Kulicke (60)	1975	2011	1,318,825(2)	1.9%
Mr. Kulicke has served as the Company’s Chairman of the Board since 1984 and Chief Executive Officer of the Company since 1980.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2009
			Number (1)	Percent
Brian R. Bachman (64)	2003	2012	85,739	*
Mr. Bachman is a private investor and the Managing Partner of River Farm LLC. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Keithley Instruments and Trident Microsystems Inc.
Garrett E. Pierce (65)	2005	2013	76,961	*
Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation, a developer and manufacturer of small rockets and space systems, since April 2002 and as a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital Sciences Corporation. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation, acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.
Barry Waite (61)	2003	2011	96,961	*
From May 1998 until his retirement in May 2002, Mr. Waite served as President and Chief Executive Officer of Chartered Semiconductor, a major wafer foundry. From 1982 to 1998, Mr. Waite held positions of increasing responsibility with Motorola Corporation, Semiconductor Products Sector, including Senior Vice President and General Manager, Europe, Middle East and Africa (1997 to 1998) and Senior Vice President and General Manager Microprocessor and Memory Technology Group (1993 to 1997). Mr. Waite also serves as a director of Innovative Micro Technology, and is senior advisor to Investor Growth Capital, an investment fund, and Mubadala Development Company P.J.S.C., a development company formed by the Abu Dhabi government for the purpose of diversifying the emirate’s economy.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2009
			Number (1)	Percent
C. William Zadel (66)	1989	2013	120,059	*
In December of 2004, Mr. Zadel retired from Mykrolis Corporation. From August of 2001 until December of 2004, Mr. Zadel was Chairman and Chief Executive Officer of Mykrolis Corporation, a multinational company focused on developing, manufacturing and marketing technically advanced filtration, purification and control products for the global semiconductor industry. Mykrolis is the former microelectronics division of Millipore Corporation. Before becoming Chief Executive Officer of Mykrolis at its separation from Millipore in August 2001, Mr. Zadel was Chairman and Chief Executive Officer of Millipore since April of 1996. Mr. Zadel also serves as a director of CIRCOR International, Inc.
Named Executive Officers
Jason Livingston (39)
Vice President, Wedge Bonding	2009	—	1,174,399(3)	1.7%
Mr. Livingston was appointed Vice President of the Company’s Wedge Bonding Business Unit in October 2009, after serving as Vice President of Finance for the Wedge Bonding Business Unit. Mr. Livingston joined K&S through an acquisition of Orthodyne Electronics, where he served as Chief Financial Officer since April 1998. Prior to joining Orthodyne Electronics, Mr. Livingston was with McGladrey & Pullen, LLP. Mr. Livingston is a CPA and holds a Bachelor of Arts degree in Accounting from California State University.
Michael J. Morris (40)	2006	—	89,884	*
Vice President of Finance, Treasurer and interim Chief Financial Officer
Mr. Morris was appointed Vice President and interim Chief Financial Officer in August 2009. Mr. Morris previously served as Vice President of Finance and Treasurer. Before joining the Company in October 2006, Mr. Morris was Assistant Treasurer at Constellation Energy Group. Prior to joining Constellation in 2005, Mr. Morris held various positions of increasing responsibility at the Treasurer’s Office of General Motors. Mr. Morris holds a Bachelor of Arts degree in Economics from the University of Pennsylvania and a Masters in Business Administration from the University of Michigan.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2009
			Number (1)	Percent
Christian Rheault (44)	2005	—	231,874	*
Senior Vice President, Marketing
Mr. Rheault has served as Senior Vice President, Marketing since November 2007 after serving as Vice President, Equipment segment since 2006. Prior to that time, he served as Vice President and General Manager of our Ball Bonder Business Unit and Director of Strategic Marketing and Vice President, General Manager of the Microelectronics Business Unit. Mr. Rheault holds an Electrical Engineering degree from Laval University, Canada and a DSA (Business Administration Diploma) from Sherbrooke University, Canada.
Shay Torton (48)	2005	—	171,047	*
Senior Vice President, Worldwide Operations
Mr. Torton has served as Senior Vice President, Worldwide Operations since 2009, after serving as Vice President, Worldwide Operations and Supply Chain (2005-2009), Vice President, China Operations and K&S Suzhou General Manager (2002-2005), Vice President and General Manager, Materials Business Unit (2001-2002), K&S Bonding Wire Unit Managing Director – Singapore (1997) and General Manager, K&S Bonding Wire-U.S. (1996). Mr. Torton holds a Bachelor of Science degree in Industrial Engineering and Management from the Israel Institute of Technology.
Former Executive Officers
Maurice E. Carson (52)**	2003-2009	—	7,476	*
Former Senior Vice President and Chief Financial Officer
Mr. Carson served as Senior Vice President and Chief Financial Officer (“CFO”) from November 2007 until August 2009, having previously served as Vice President, CFO since September 2003. From 1996 until 2003, Mr. Carson served in various finance positions culminating as the Vice President, Finance and Corporate Controller for Cypress Semiconductor Corporation. Mr. Carson earned a Bachelor of Science degree from the University of Colorado and a Masters in Business Administration degree from the University of Chicago.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 1, 2009
			Number (1)	Percent
Gregg Kelly (52)**	2009	—	2,446,376	3.5%
Former President, Orthodyne Electronics Division
As President of the Company’s Orthodyne Electronics Division from October 2008 when the Company acquired Orthodyne Electronics Corporation until October 2009, Mr. Kelly led the world-wide operations of the Orthodyne division, which includes the engineering, manufacturing, sales, marketing, and human resource functions. He became President of Orthodyne Electronics in 1991. Mr. Kelly has over 29 years in the Power Electronics and Semiconductor Industries. He joined Orthodyne Electronics in 1979, and has served in positions of increasing responsibility, including Vice President of Sales & Marketing, Sales Manager, and Applications Engineer. Mr. Kelly earned a Bachelor of Science from California Polytechnic State University at San Luis Obispo, with a degree in Industrial Technology.

	Number (1)	Percent
All directors, nominees and current executive officers as a group (14 persons)	4,279,817(4)	6.0%
*	Less than 1.0%
**	Mr. Carson left the Company on August 4, 2009 and Mr. Kelly left the Company on October 2, 2009.
(1)	Includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 1, 2009 in the following amounts: Mr. O’Steen (17,500); Mr. Roehm (67,500); Mr. Kulicke (519,768); Mr. Bachman (27,500); Mr. Pierce (17,500); Mr. Waite (37,500); Mr. Zadel (67,500); Mr. Carson (0); Mr. Livingston (0); Mr. Morris (37,852); Mr. Kelly (0); Mr. Rheault (131,851); and Mr. Torton (120,094).
(2)	Includes shares jointly held with the individual’s spouse in the following amounts: Mr. Kulicke 519,768.
(3)	Due to his position and stock ownership in OE Holdings, Inc., Mr. Livingston is also the indirect beneficial owner, to the extent of his proportionate interest, in the shares held by OE Holdings, Inc.
(4)	Includes 1,522,469 shares subject to options that are currently exercisable or exercisable within 60 days after December 1, 2009. See also the amounts in footnote (1) above, which are included in this total.

Other Executive Officers

Ran Bareket (43)

Vice President, Corporate Controller and interim Principal Accounting Officer

Mr. Bareket was appointed interim Principal Accounting Officer in August 2009. Prior to this appointment, Mr. Bareket served as the Company’s Vice President and Corporate Controller since 2006. In addition, he served as Vice President of Financial Operations since 2005. Prior to 2005, Mr. Bareket served as our Director of Worldwide Financial Operations.

Tek Chee Mak (55)

Vice President, Worldwide Sales

As Vice President, Worldwide Sales, “T.C.” Mak leads the Company’s global sales force and customer service organization. Mr. Mak has served as Vice President, Worldwide Sales, since September 2006 after serving as Vice President of Sales for the Equipment and Expendable Tools businesses since November 2004. Prior to that time, he served as Vice President of Asia Sales since February 2001. Mr. Mak was educated in Hong Kong and holds a Higher Diploma in Electronic Engineering from Hong Kong Polytechnic University.

Charles Salmons (54)

Senior Vice President, Engineering

Mr. Salmons has served as Senior Vice President, Engineering since March 2008, after serving as Senior Vice President, Acquisition Integration (September 2006-March 2008), Senior Vice President, Wafer Test (November 2004-September 2006), Senior Vice President, Product Development (September 2002 –  November 2004), Senior Vice President Operations (1999 to 2004), General Manager, Ball Bonder operations (1998-1999), and Vice President of Operations (1994-1998). Mr. Salmons holds a Bachelor of Arts degree in Economics from Temple University and a Masters in Business Administration degree from LaSalle University.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. JOHN A. O’STEEN AND MR. MACDONELL ROEHM, JR. AS DIRECTORS.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2010. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning the Company’s equity compensation plans as of October 3, 2009:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders (1)	3,882,372	$10.39	8,125,517
Equity compensation plans not approved by security holders (2)	1,063,082	$8.73	0
Total	4,945,454	$10.03	8,125,517
(1)	The following equity compensation plans were approved by our shareholders: the 1994 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1994 Plan”); the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (the “1997 Director Plan”); the 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1998 Plan”); the 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “2001 Plan”); the 2006 Equity Plan (the “2006 Plan”), the 2007 Equity Plan for Non- Employee Directors (the “2007 Non-Employee Director Plan”), the 2008 Equity Plan (the “2008 Plan”) and the 2009 Equity Plan (the “2009 Plan”).
(2)	The Company’s 1999 Nonqualified Employee Stock Option Plan (the “1999 Plan”) is the only current equity compensation plan of the Company that has not been approved by our shareholders. This plan was approved by the board of directors on September 28, 1999 and under the 1999 Plan only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive options. The Management Development and Compensation Committee of our board of directors administers the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in October 2007. Also includes inducement grants made on January 3, 2007 to new employees of the Company. These inducement awards, which were granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), have the following terms: (a) an exercise price of $8.43 per share which is equal to the closing price of shares of the Company’s common stock on January 3, 2007, (b) an expiration date of January 3, 2017 (or February 3, 2017 for residents of certain countries), and (c) a vesting schedule providing that all options vest on January 3, 2008.
(3)	As a result of the adoption of the 2009 Plan, no further awards will be granted under any of the above named plans other than the 2009 Plan, but shares subject to awards currently outstanding under such plans that are terminated, cancelled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of our board of directors under the 2009 Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Introduction

The purpose of the Compensation Discussion and Analysis section of this proxy statement is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below (referred to in this section as the “executives” or “executive officers”).

Roles of the Management Development and Compensation Committee of the Board of Directors and the Company’s Officers in Compensation Decisions

The Management Development and Compensation Committee (the “Committee”) of the board of directors is responsible for establishing the Company’s compensation policies, setting base salaries for officers and reviewing and approving the Company’s incentive compensation plans and equity based compensation plans for all eligible employees. Pursuant to the Committee’s charter, it must consist of three independent members of the board of directors. Currently, Brian Bachman (Chair), John O’Steen and C. William Zadel serve as members of the Committee. The Committee annually reviews the Company’s compensation philosophy and policies, the goals and objectives of the Company with respect to executive compensation and the performance of each executive officer, and establishes the executive officers’ compensation. Additionally, the Committee reviews and approves all employment agreements, executive severance arrangements, change of control agreements, inducement grants to new officers, and the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly and all decisions of the Committee must be approved by a majority of its members. The Committee met eight times in fiscal 2009.

The Committee selected and retained Radford, an AON Consulting company, as an independent consultant on compensation issues. The Committee engaged Radford to provide the Committee peer group analysis, survey data and counsel on compensation trends and issues. In fiscal 2009, Radford received $50,929 for survey data and compensation consulting services to the Committee. In addition, the Company uses AON Consulting for risk management and insurance brokerage services, and AON was paid $134,767 for those services in fiscal 2009. Lastly, the Company used AON pension consulting services in connection with the termination of the Company’s defined benefit pension plan in fiscal 2008. Pension consulting fees were $117,000 in fiscal 2008.

The Company’s Chief Executive Officer (“CEO”), the vice president responsible for human resources, and the Director, Global Compensation and Benefits consult with the Committee on compensation matters for executive officers. However, the CEO does not consult with the Committee regarding his own compensation. Neither the CEO nor any other member of management provides the Committee with suggested levels of compensation for the CEO. The CEO has no role in selecting Radford.

Annually, the CEO, the vice president responsible for human resources and the Director, Global Compensation and Benefits provide recommendations to the Committee for specific levels of base salary, as well as target levels for quarterly cash incentive payments and equity compensation for each executive officer (excluding the CEO). The recommendations are based upon assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future as determined by the CEO, and by reference to the peer group and survey data discussed below. Quarterly cash incentive payments may be made pursuant to the Company’s Officer Incentive Compensation Plan and are based on return on invested capital (“ROIC”) targets and on achievement of individual performance objectives. The CEO and Chief Financial Officer (“CFO”) calculate and recommend ROIC targets to the Committee. Each quarter, the CEO and the other executive officers meet to “score” each executive officer’s achievement of his individual performance objectives for the prior quarter and to establish individual performance objectives for the coming quarter. The Committee meets with the CEO each quarter to score the CEO’s objectives and review the other executive officers’ achievement of individual performance objectives.

Goals and Objectives of the Compensation Program; What Is the Compensation Program Designed to Reward?

The Committee seeks to achieve a pay for performance culture through the Company’s executive compensation program with the following goals:

•	motivate executives to create shareholder value;
•	align the executives’ and shareholders’ interests; and
•	attract, reward and retain high performance executives.

The Committee evaluates the Company’s compensation program at least annually to ensure that compensation programs are aligned with the goals of the Company, compensation opportunities provided to key executives are competitive with the compensation packages provided to similarly situated executives in the Company’s peer group, and compensation opportunities are motivating executives to take the actions necessary to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes will drive shareholder value creation. For fiscal 2009, these performance targets included ROIC, revenue growth and individual objectives that drive achievement of strategic goals.

In connection with an annual review of the Company’s equity compensation program, the Company modified certain of its policies and procedures for fiscal 2010. For a discussion of these changes, see “Changes to Equity Compensation Program for 2010” on page 19 below.

Design of the Compensation Program

The design of the Company’s executive compensation program has two principal aspects:

•	establishing a targeted total direct compensation amount that is competitive within our industry; and
•	establishing for each individual executive the appropriate mix of base salary and cash and equity incentive compensation tied to performance goals and the value of our common stock.

Total Direct Compensation (“TDC”)

The Committee establishes a targeted TDC amount for each executive officer based on a number of factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions at peer companies.

The Committee’s starting point in establishing TDC levels is to determine the appropriate ranges of competitive market compensation so that the Company is able to effectively compete for high performance executives. The Committee does this by analyzing the executive compensation at peer companies and market data for similarly-sized technology companies. The Committee considers benchmarking against peer companies to be a necessary point of reference in determining whether the total targeted compensation opportunity offered by the Company will be competitive in the marketplace for executives, but the Committee does not believe that peer data should be the determinative factor. For fiscal 2009, the Committee did not establish a targeted percentile of peer group compensation as the basis for setting executive pay. Rather, the Committee retains the discretion as to the weight it assigns peer group data in establishing each executive’s compensation.

Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on several factors, including changes in the Company (e.g., the size of the Company and its complexity) and the peer group and market data available. At the beginning of fiscal 2009, the Company divested its wire business and acquired a wedge bonder business, resulting in a smaller company, measured by revenue. As a result, the Committee revised the compensation peer group and market data used as a starting point in setting executive compensation. For fiscal 2009, the Committee benchmarked against a peer group of 21 technology companies to evaluate competitive market compensation. The Committee selected the fiscal 2009 compensation peer group, in consultation with Radford. The peer companies were selected primarily because the companies are U.S. based technology companies in the same or similar industries as the

Company, the companies are similar to the Company in complexity and size, and the Committee concluded that the peer companies are representative of likely competitors with the Company for executives. The Committee considers all elements of compensation and benefits that are publicly disclosed by the peer companies.

For fiscal 2009, the compensation peer group companies were:

Advanced Energy Industries	FEI Company
Asyst Tech Inc.	FormFactor Inc.
ATMI Inc.	GSI Group
Axcelis Tech Inc.	II-VI Incorporated
Brooks Automation	Mattson Technology
Cabot Microelectronics	MKS Instruments
Coherent	Phototronics
Credence Systems	Skyworks Inc.
Cree Inc.	Ultra Clean Holdings
Cymer	Veeco Instruments
Entergris Inc.

The fiscal 2008 Executive Compensation Peer Group was:

3Com Corp.	LAM Research Corp.
Altera Corp.	MEMC Electronic Materials Inc.
Asyst Technologies, Inc.	Mentor Graphics Corp.
Axcelis Technologies, Inc.	MKS Instruments Inc.
Brooks Automation Inc.	Novellus Systems, Inc.
Credence Systems Corp.	Photronics Inc.
Cymer Inc.	Tektronix Inc.
Intersil Corp.	Teradyne Inc.
Juniper Networks, Inc.	Varian Semiconductor Equipment Associates, Inc.
KLA Tencor Corp.	Veeco Instruments Inc.
Kronos Inc.	Wind River Systems Inc.

The peer group that the Committee uses for compensation benchmarking is different from the peer group included in the stock performance graph in the Company’s 2009 Annual Report to Shareholders (see page 16 below). The companies included in the stock performance peer group are selected as a group of companies with which our stock performance could reasonably be compared due to the markets served, without regard to size of the companies, whether they are competitors with us for recruiting executives, or whether they are U.S. headquartered companies.

For fiscal 2009, the Committee also reviewed Radford survey data covering approximately 100 technology companies with annual revenues of $250-$750 million and 39 technology companies with annual revenues of $400-$600 million. In setting fiscal 2008 compensation, the Committee had reviewed Radford survey data for Company’s with higher annual revenues ($400-$799 million and $330 million-$2.8 billion). In summary, the Committee knew that the Company would be smaller in fiscal 2009, compared to fiscal 2008, as measured by revenue, because the Company had divested its wire business. Consequently, the Committee considered peer data and Radford survey data for smaller companies. The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate results of the Radford surveys. The Committee is aware that the survey data includes its compensation peer group companies, but is not aware of the identities of any of the component companies that are included in the surveys. On average, benchmarked against both the peer group data and the survey data, our executive officers’ pay fell at approximately the 60th percentile of total direct compensation.

Mr. Morris and Mr. Livingston became executive officers of the Company in the fourth quarter of fiscal 2009. Mr. Morris’ compensation was set at approximately the 25th percentile of the survey data for chief financial officers, based on his previous compensation as Vice President of Finance, Treasurer, his role in the Company and his level of experience. Mr. Livingston’s compensation was set during the negotiations for the

Company’s acquisition of Orthodyne Electronics and remains consistent with how he was compensated at his previous position with Orthodyne Electronics.

Mix of Base Salary, Incentive and Equity Compensation

An executive’s targeted total direct compensation has three elements:

•	base salary;
•	target cash quarterly incentive plan; and
•	long term equity incentive awards.

The Committee selected these three elements because it believes each is necessary or useful in achieving the goals of the executive compensation program: motivating executives to create shareholder value, aligning the executives’ and shareholders’ interests and attracting and retaining high performance executives.

Base Salaries

The Committee believes that it must provide a competitive level of base salary in order to attract and retain executives. Base salaries are set after analyzing the executives’ roles and responsibilities in the Company, the performance of an executive’s business segment or functional group, individual performance, experience, potential for driving the Company’s success in the future and the peer group and survey data discussed above. The Committee has not adopted any formula with specific weightings assigned to the factors discussed above.

Base Salary Freezes and Reductions

When 2009 began, a primary factor in setting executive base salaries was cash conservation, in light of the impact of the global economic crisis on the Company. Consequently, the Company cancelled fiscal 2009 annual salary increases for Company executives and employees. In addition, during January and February 2009, the Company reduced the base salaries of its employees, including all of its executive officers. The Committee reduced the CEO’s base salary by 20% and reduced the other executive officers’ base salaries by 15%. On August 3, 2009, the Committee approved the restoration of base salaries for the Company’s employees, including the executive officers, after a sharp rebound in the Company’s businesses. Mr. Morris and Mr. Livingston were employees, but not executive officers during the period in which executive officers’ salaries were reduced. Mr. Morris’ base salary was reduced by approximately 10% during that period and Mr. Livingston’s base salary was reduced by approximately 5% during that period. Messrs. Morris’ and Livingston’s reductions were consistent with salary reductions of similarly situation employees at that time. In light of continued uncertainty in global economic conditions, the Committee is not considering regular annual increases in base salaries for executives at this time.

Cash Incentive Plan

The Company has a quarterly cash bonus plan called the Officer Incentive Compensation Plan, which the Committee adopted in August 2005 (the “OIC Plan”). The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the smaller the percentage of the executive’s total target cash compensation that should be “locked-in” as base salary. Accordingly, executives with the greatest responsibility and influence over the Company’s results receive higher cash incentive target amounts. The Company’s cash incentive program is designed to align executive pay with financial performance.

For fiscal 2009, the target annual cash incentives were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Mr. Kulicke	100%
Mr. Livingston	45%
Mr. Morris	45%
Mr. Rheault	65%
Mr. Torton	50%
Mr. Carson	75%
Mr. Kelly	N/A1
[1]	Pursuant to the terms of Mr. Kelly’s employment agreement, he was not eligible to receive a bonus.

Under the OIC Plan, each quarter, a cash award pool is funded only if the Company has net income for the quarter. The Committee set an ROIC target that was established after evaluating ROIC achieved by industry competitors in the Company’s Stock Performance Peer Group (see page 16). The ROIC target for fiscal 2009 was 30%. The size of the cash award pool is pro-rated based on actual ROIC for the quarter compared to the 30% ROIC target. The size of the cash award pool is calculated as follows:

Actual ROIC

Target ROIC (30%)

 X the sum of 100% of OIC Plan target amounts for all eligible employees

Incentive payments are allocated from the pool based on Company, business unit and individual objectives. For fiscal 2009, 90% of each executive officer’s cash bonus was based on Company performance as measured by ROIC and business unit objectives and 10% was based on individual objectives. In fiscal 2009, all incentive payments to executives were made in accordance with these percentages. Examples of individual objectives include product development milestones, product qualifications with specific customers, market share increases, specific customer account penetration objectives, cost reductions and improved manufacturing yields.1 For an explanation of why the Committee chose ROIC as a performance metric and how we calculate it, see the subsection with the heading “Return on Invested Capital,” below.

[1]	The Company believes that the specific individual objectives should be treated as confidential business information, the disclosure of which would cause meaningful competitive harm to the Company.

Net income (loss) from continuing operations and ROIC by quarter for fiscal 2009 were as follows:

Fiscal Quarter	Net Income (Loss) from Continuing Operations (in thousands)	ROIC
First	$(18,243)	-41.0%
Second	(33,143)	-48.6%
Third	(13,858)	-15.1%
Fourth	7,219	22.1%

Quarterly incentive payments to executives under the OIC Plan for fiscal 2009 performance were as follows:

Name	Q1	Q2	Q3	Q4	Total
Mr. Kulicke	—	—	—	$96,227	$96,227
Mr. Livingston	—	—	—	25,077	25,077
Mr. Morris	—	—	—	22,834	22,834
Mr. Rheault	—	—	—	34,267	34,267
Mr. Torton	—	—	—	27,496	27,496
Mr. Carson	—	$200[1]	—	—	200
Mr. Kelly	—	—	—	—	—
[1]	Mr. Carson’s second quarter incentive award was the portion of a payment for meeting multi-quarter incentive objectives in previous fiscal years under the OIC Plan that he was not eligible to receive until the outcome was determined in fiscal 2009.

Equity Incentive Compensation

The Committee believes that the Company’s equity incentive program aligns management’s interests with shareholders because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to performance goals that correlate to long-term shareholder value creation. For fiscal 2009, the Company’s executive officers were eligible to receive performance-based shares and time-vested stock options and stock awards granted under the Company’s equity incentive plans. If executive officers receive equity incentive grants, they have been typically awarded annually after the first regularly scheduled meeting of the Committee in the fiscal year. In addition, newly hired executive officers may receive sign-on grants on the first business day of the calendar month following their hire dates, if approved by the Committee. The Committee retains the discretion to issue special equity incentive awards for retention purposes, in addition to annual awards typically made in October. The Committee did not issue any special retention awards in fiscal 2009 but retains discretion to do so in fiscal 2010.

In 2006, the Company adopted the following Statement of Practices for equity grants:

Statement of Practice

This Statement of Practice defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or a direct or indirect subsidiary of the Company. Contractors and temporary employees are not eligible to receive awards.
2.	Subject to Paragraph 5 below, awards are only made annually. Annual awards are (other than with respect to the Chief Executive Officer) based on recommendations made by the Company’s management and awards are reviewed and granted by the Committee.
3.	Annual awards are approved and priced at the Committee meeting that takes place in early October each year. The date of the meeting will vary based on travel schedules of management and the board of directors, but it is generally held on the first Tuesday in October. Meeting dates are established and published approximately one year in advance by the Corporate Secretary.
4.	The exercise or strike price for stock option awards is the closing price for the Company’s common stock as reported by NASDAQ at 4:00 p.m. Eastern time on the day the Committee grants the stock options.
5.	Inducement grants or sign-on options to newly hired employees and officers may be made only on the first business day of the calendar month following the respective employee’s hire date. The Committee has delegated authority to the CEO to approve inducement stock options for newly hired employees (not officers). The strike price is the closing price for the Company’s common stock as reported by NASDAQ at 4:00 p.m. Eastern time on the day the grants are awarded. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the October Committee meeting.
6.	Inducement grants to newly hired officers require specific pre-approval by the Committee.
7.	All exercises are initiated through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

On October 8, 2008, the Company granted performance-based share awards, stock options and time-vested share awards to eligible employees, including each of its executive officers in accordance with the statement of practice above. The majority of those equity incentive awards to executive officers were performance-based share awards, and the balance were time-vested stock options and time-vested restricted stock awards.

The amounts awarded to our named executive officers were as follows:

	Stock Options	Performance Units	Time-Vested RSAs
C. Scott Kulicke	80,000	134,000	66,000
Jason Livingston	—	—	—
Michael J. Morris	—	3,424	10,274
Christian Rheault	—	67,000	33,000
Shay Torton	—	31,500	31,500
Maurice E. Carson	40,000	67,000	33,000
Gregg Kelly	—	—	—

In general, stock options awarded in fiscal 2009 vest on the third anniversary of the date of the grant (Mr. Kulicke’s stock options vest on the second anniversary of the date of the grant). Time-vested shares awarded in fiscal 2009 vest in equal installments over a period of three-years, one-third on each anniversary of the award date, provided the recipient remains continuously employed through each vesting date.

The performance-based share awards entitle the executive officers to receive common shares of the Company on the three-year anniversary of the grant date, if ROIC and revenue growth targets set by the Committee on the date of grant are met. The Committee sets ROIC objectives after considering the Company’s weighted average cost of capital (see the subsection with the heading “Return on Invested Capital” on page 18 below). The Committee sets revenue targets relative to the actual revenue growth of peer companies during the performance period. Executive officers will not receive the majority of shares underlying the performance-based share awards unless the Company’s ROIC exceeds its weighted average cost of capital and revenue growth is in one of the top two quartiles of the peer companies during the applicable three-year measurement period. The purpose of these grants is to align management and shareholder interests as measured by ROIC, revenue growth and the stock market’s assessment of the Company’s performance.

The number of equity awards granted to each participant is determined based on the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to the Company’s future success and award values for executives in the peer companies. The extent of existing options or stock ownership is not generally considered in granting equity awards, except that the Company sometimes grants an initial round of equity awards to newly recruited executives to align their compensation with the shareholders’ interests from the start of employment.

For purposes of setting the ROIC targets for the fiscal 2009 performance-based share awards, the Company calculated its weighted average cost of capital at 15%.

For purposes of calculating peer group revenue growth for the fiscal 2009 performance-based share awards, the Committee uses the peer group included in the stock performance graph in the Company’s Annual Report to Shareholders (“Stock Performance Peer Group”), not the peer group that the Company benchmarks against for compensation purposes (“Compensation Peer Group”)1.

[1]	For a discussion of the difference between the Stock Performance Peer Group and the Compensation Peer Group, see page 12 above. The Committee believes that revenue growth should be compared to our industry competitors, not to the compensation peer group of U.S.-based technology companies who compete with the Company for executives, because our industry competitors and the Company operate in similar cyclical business environments.

The Stock Performance Peer Group was:

Asyst Technologies, Inc.	LAM Research Corp.
ASM Pacific Technology Ltd.	LTX-Credence Corporation
BE Semiconductor Industries, N.V.	Novellus Systems, Inc.
Brooks Automation Inc.	Shinkawa Ltd.
Cohu, Inc.	Teradyne Inc.
Cymer Inc.	Ultratech Inc.
KLA-Tencor Corp.	Varian Semiconductor Equipment Associates, Inc.
Veeco Instruments Inc.

Using ROIC and revenue growth to establish thresholds for performance-based share awards at the end of the relevant three-year performance periods, the Committee adopted the following award grid:

October 8, 2008 (Fiscal 2009 Annual Grant) Performance-based Share Award Grid

	ROIC (% Achieved Over the 3-year Measurement Period)
Revenue Growth	<2%	2-6%	6-12%	12-15%	15+%
Fourth (Top) Q	0%	25%	45%	50%	100%
Third Q	0%	15%	35%	45%	95%
Second Q	0%	5%	30%	35%	50%
First (Bottom) Q	0%	0%	25%	30%	45%

The award grids can be further explained by way of example: If at the end of the three-year performance period ending October 8, 2011, the Company’s revenue growth compared to the peer companies for the most recent fiscal year ending on or before this date was in the first quartile (bottom quartile) and ROIC was 11%, the executives would “vest” 25% of performance-based shares under the October 8, 2008 performance-based share grant. The remaining performance-based share awards would be cancelled.

The Committee believes, based on historical performance data, 100% vesting of performance-based share awards will be difficult for the executives to achieve. Executives would not have achieved 100% vesting under the performance-based share award thresholds currently in place in any three-year period in the previous six fiscal years.

Vesting of Performance-Based Awards in Fiscal 2009

The three-year performance period for performance-based awards granted in October 2006 ended in October 2009. For these awards, the Company’s ROIC was -3.7% and its revenue growth as compared to its peer group could not be calculated at this time because the financial data for the entire peer group is not yet publically available. Based on the Company’s ROIC for this period, none of these performance-based equity awards vested and all were cancelled.

Equity Ownership Guidelines for Executives

In December 2008, the Committee adopted stock ownership guidelines for officers of the Company. The guidelines for executive officers are:

	Definition	Requirement
Chief Executive Officer	Common Shares Owned Outright (including 401K)	66,000 Shares
Senior Vice Presidents	Common Shares Owned Outright (including 401K)	33,000 Shares
Vice President, Worldwide Sales	Common Shares Owned Outright (including 401K)	14,000 Shares

Under the Equity Ownership Guidelines, officers must retain one half of their restricted stock awards until the target requirement is reached. Although there is no set timeline for an officer to achieve such target requirement, the Committee estimates that an executive would need 3-4 years to achieve the target requirement if the executive started with no common shares.

Return on Invested Capital

The Committee believes that ROIC is a useful measure of management’s effectiveness because it measures how much capital management invested in the Company’s operations in order to generate the Company’s earnings (before depreciation and amortization). Stated another way, ROIC is a measure of the investment return management generated on the capital invested in the Company’s business. The Committee also believes that ROIC closely correlates to long-term shareholder value creation. For these reasons, much of management’s total targeted cash and equity incentive compensation awarded in fiscal 2006, 2007, 2008 and 2009 is dependent upon achievement of ROIC targets. The Company calculates ROIC as follows:

Operating Income + (depreciation and amortization)

Total Assets less Current Liabilities1

[1]	Only the first $75 million of cash is used for the ROIC calculation, which management estimated at the time of grant was the Company’s minimum operating cash requirement. Other companies may calculate ROIC differently.

Revenue Growth

Revenue growth is included as a performance metric because the Committee also believes that shareholder value is correlated with profitable revenue growth. By combining revenue growth with ROIC, management is rewarded only for profitable growth.

Executive Compensation and Risk

In determining the structure of the Company’s executive compensation program and, in particular, the appropriate levels and metrics for incentive opportunities, the Committee has concluded that the program does not encourage executives to take risks that could be considered excessive or unnecessary. The Committee believes that base salaries, the guaranteed portion of total compensation, are both competitive in the marketplace and the appropriate percentage of total targeted compensation. In fiscal 2009, base salaries of the Company’s executive officers comprised between 30% and 70% percent of total targeted compensation, which the Committee believed was sufficient to balance the Company’s objectives of rewarding performance and without encouraging excessive risk. Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves. In addition, the Company’s equity compensation program seeks to focus executive officers on the long-term interests of the Company through awards of performance-based shares and time-based shares that vest over multi-year periods. The Company’s stock ownership guidelines discourage executive officers from focusing on short-term results without regard for longer term consequences. The Company’s recoupment or “clawback” policy expressly provides that the Company can cancel or “clawback” incentive compensation if the basis upon which it was paid is later shown to be materially inaccurate. Finally, severance payments to executives do not begin until six months after the executive’s last day of employment and are not payable if the executive is terminated for cause. The Committee believes that the combination of compensation elements in the program, and the related Company policies, provide executive officers with appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company.

Policy on Recovery of Previously Paid Executive Compensation

In December 2009, the Management Development and Compensation Committee of the Company’s board of directors adopted a policy regarding the recovery of executive compensation that is based on performance targets relating to the financial results of the Company. The policy applies to the Company’s executive officers and to the Company’s controller and general counsel. Under the policy, if the board of directors or the Management Development and Compensation Committee of the board of directors determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statement(s), the Board or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Board or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed.

Changes to the Equity Compensation Program for 2010

During fiscal 2010, the Committee worked with Radford to review the overall structure of the performance-based share awards under the Equity Incentive Compensation Program. As a result of this review, the Committee approved several changes to the structure of future long-term incentive awards for the Company’s executive officers, including the named executive officers. The Committee concluded that two-thirds of equity awards to senior vice presidents in 2010 would be performance-based awards and one-third would be time-based restricted stock awards. Additionally, for the other named executive officers, the Committee concluded that half of their equity awards in 2010 would be performance-based awards and half would be time-based restricted stock awards. No named executive officer received stock options or any other equity award as part of the fiscal 2010 annual grant. Mr. Kulicke’s award was 100% performance-based share awards (see “Chief Executive Officer Compensation” on page 20 below). The vesting of performance shares will be tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index (the “SOXX Index”), measured over a three-year performance measurement period. Performance shares will vest on September 30, 2012 between zero and 200% based on target levels described below. If an executive retires, dies, becomes disabled, or is involuntarily terminated without cause (as defined in the 2009 Plan) before the end of the three-year performance measurement period, the performance shares will vest pro rata based on the participant’s length of employment during the performance period, to the extent the performance goals are met for the performance period.

The Committee decided to adopt this new structure for fiscal 2010 for three primary reasons. First, total shareholder return as the performance measure provides the closest alignment between the long-term incentive value for the executives and the value created for shareholders. Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. Relative performance measures should eliminate macroeconomic effects (positive and negative) on vesting, which are beyond the executives’ control. Third, both the Company’s total shareholder return and the total shareholder return of the companies in the SOXX Index are transparent to shareholders and Company employees and make clear the Company’s link between pay and performance.

The 2010 performance-based share awards are designed to incentivize the Company’s executives to generate shareholder returns in excess of the median total shareholder returns generated by the companies in the SOXX Index. The target awards were set using composite Radford survey data, as discussed on page 12, for comparable technology and semiconductor companies, by taking the average of the median awards at companies with median revenues of $229 million and $477 million, respectively. The awards are designed to result in a payout of above median equity compensation only if the Company generates above-median total shareholder returns compared to the total shareholder returns generated by the companies in the SOXX Index. The payout scale below shows the performance-based share award vesting percentage at percentile performance points from the 25th or less percentile to the 99th percentile at five percentile point increments.

The final vesting of performance-based share awards will be expressed as a full percentage point ranging from 0% to 200%:

Percentile Performance	Payout
99th	200%
95th	190%
90th	180%
85th	170%
80th	160%
75th	150%
70th	140%
65th	130%
60th	120%
55th	110%
Median 50%	100%
45th	90%
40th	80%
35th	70%
30th	60%
25th	50%
<25th	0%

Awards made in fiscal 2010 are not included in the Summary Compensation Table on page 22 of this proxy, which includes fiscal 2009 compensation only.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the executive officers’ 401(k) accounts and the taxable value of certain life insurance benefits. For fiscal 2008, “Other Compensation” also includes the value of annuities purchased by the Company’s defined benefit pension plan for Mr. Kulicke. The value of the annuities is reported as equal to the value of the accumulated pension benefit the executive surrendered when the pension plan was terminated.

Executive officers do not generally receive perquisites or other personal benefits or property from the Company. The Committee believes that perquisites such as automobile programs can make executive compensation less transparent to shareholders; consequently, no such perquisites are generally offered to executives. The Company provides relocation and expatriate benefits when appropriate, and in fiscal 2009 the Company granted certain relocation benefits to Mr. Torton in consideration for his relocation from Suzhou, China to Irvine, California. In addition, in 2009, Mr. Rheault agreed to move from the Company’s Fort Washington, Pennsylvania headquarters to the Company’s facility in Singapore for at least two years. In connection with this expatriate assignment, the Company agreed to provide him the following benefits: children’s school tuition, club membership fees, housing, car rentals, a monthly cash allowance and other reimbursements for his relocation. Mr. Torton’s and Mr. Rheault’s relocation and expatriate benefits are described below in a footnote to the Summary Compensation Table.

Chief Executive Officer Compensation

The Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers. The Committee considers CEO compensation in the Compensation Peer Group and the market survey data described on page 12 as a starting point for determining competitive compensation. The Committee then establishes Company performance objectives for the CEO and periodically assesses the performance of the CEO in consultation with the independent directors. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. In fiscal 2009, the CEO was paid 1.8 times the median total compensation for the other named executive officers. Based on the CEO’s level of responsibility, experience, and the Company’s performance, the Committee determined that the CEO’s pay was appropriate in absolute terms and as compared to the other executive officers. The Chief Executive Officer is paid more than the other executives because he has the broadest responsibility and accountability in ensuring the success of our business. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance.

The Company previously announced that fiscal 2009 annual salary increases for Company executives and employees, including the CEO, were cancelled. In February 2009, the CEO’s base salary was reduced by 20% in light of the effect of the global economic crisis on the Company. On August 3, 2009, the Committee approved the restoration of base salaries for the Company’s employees and executives, including the CEO, after a sharp rebound in the Company’s businesses. The Committee is not considering an annual increase to the CEO’s base salary at this time.

In December 2009, the Company announced that Mr. Kulicke planned to retire in June 2011. The term of his fiscal 2010 equity compensation award is aligned to his planned retirement date. Mr. Kulicke’s grant was 100% performance-based share awards, with vesting tied to total shareholder return relative to the SOXX index between the date of the award and June 30, 2011 (see “Changes to Equity Compensation Program for 2010” on page 19 above). Mr. Kulicke will be required to hold vested performance shares for six months after his planned retirement date, net of sales to fund tax obligations.

Compensation Committee Discretion

The Committee has discretion in allocating between long-term and current compensation and cash and non-cash compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based share awards and can “vest” certain awards to executive officers, at its discretion, even if specific goals are not achieved. In fiscal 2009, the Committee did not grant or vest any awards to executives where the goals established before the relevant performance periods were not achieved.

Tax and Accounting Considerations

The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

For a discussion of the Management Development and Compensation Committee’s objectives, discretion and criteria for setting compensation, see Compensation Discussion and Analysis beginning on page 10 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value (2) and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
C. Scott Kulicke, Chairman of the Board and Chief Executive Officer	2009	478,076	—	(177,112)	165,778	96,227	—	35,702	598,671
	2008	543,792	—	135,460	190,653	119,857	(422,300)	448,354	1,015,816
	2007	528,779	—	123,258	288,204	269,472	48,294	40,562	1,298,569
Jason Livingston Vice President, Wedge Bonding	2009	297,074	—	—	—	25,077	—	2,891	325,042
Michael J. Morris,** Vice President of Finance, Treasurer and interim Chief Financial Officer	2009	220,853	—	11,117	59,028	22,834	—	7,278	321,110
Christian Rheault, Senior Vice President, Marketing	2009	267,633	—	(134,485)	53,812	34,267	—	121,084	342,311
	2008	286,010	—	97,677	46,490	36,281	—	6,708	473,166
	2007	260,491	—	73,289	30,529	122,721	—	7,429	494,459
Shay Torton Senior Vice President, Worldwide Operations	2009	278,602	—	39,408	43,787	27,496	—	125,929	515,222
Maurice E. Carson,** Former Senior Vice President and Chief Financial Officer	2009	283,344	—	(125,182)	60,199	200	—	8,338	226,900
	2008	325,320	—	97,956	100,962	51,555	—	7,267	583,060
	2007	308,540	—	76,620	162,043	122,131	—	8,802	678,136
Gregg Kelly** Former President, Orthodyne Electronics Division	2009	348,465	—	—	—	—	—	819,285	1,167,750
**	Mr. Carson left the Company on August 4, 2009 and Mr. Kelly left the Company on October 2, 2009. Mr. Morris was appointed interim Chief Financial Officer in July 2009 and assumed the responsibilities of that position on August 5, 2009.
1	The amounts included in the “Stock Awards” and “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2007, 2008 and 2009 related to performance-based stock awards and stock option awards, as described in ASC No. 718, Compensation, Stock Compensation. For a discussion of valuation assumptions, see Note 9 to the Company’s 2007 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007, Note 9 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and Note 10 to the Company’s 2009 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009. The actual value realized by the executive officers with respect to performance-based and stock option awards is likely to be higher or lower. Actual values for performance-based stock awards will depend on achievement of performance targets and the market value of our common stock on the date it is sold, and with respect to stock option awards, will depend on the difference between the market value of the our common stock on the date the stock option is exercised and the exercise price. In fiscal 2009, the Company reversed expense previously recognized in connection with the fiscal 2006 performance share grants. In accordance with SEC instructions and guidance, the reversed amount of expense incurred in fiscal 2006 and previously reported in the Summary Compensation Table was reflected as a deduction in calculating the fiscal 2009 Stock Award amounts included in the Summary Compensation Table. The reversals were the result of non-vesting of 74,000 shares for Mr. Kulicke and 44,000 shares for Mr. Rheault and the forfeiture of 200,000 restricted shares and 219,965 options by Mr. Carson upon his resignation.
2	Amounts are changes in pension value. The Company’s defined benefit pension plan (the “Pension Plan”), was terminated in fiscal 2008 and the Pension Plan’s obligations were irrevocably transferred to Metropolitan Life Insurance Company through the purchase of a group annuity contract. As a result, the “pension value” to the participants is now zero. However, the pension participants received an annuity that was determined to be equal in value to the terminated pension benefit. The value of the annuity received by Mr. Kulicke was $422,300, and such amount is reported in the “All Other Compensation” column. There were no non-qualified deferred compensation earnings. The Company has no deferred compensation plans.
3	Consists of the value of 401(k) matching contributions and the taxable value of life insurance benefits. Executive officers do not generally receive any other prerequisites, personal benefits or property. The Company provides relocation and expatriate benefits when appropriate, and in fiscal 2009 Mr. Rheault and Mr. Torton received certain relocation and expatriate benefits. Mr Rheault received $112,733 in expatriate benefits, including $35,521 for his children’s school tuition, $19,173 for housing, $16,457 for club membership fees a one-time relocation allowance of $15,205, a $11,200 reimbursement for the sale of his cars and reimbursements for utilities, car rentals, taxes and other relocation expenses, in consideration for his move from the Company’s Fort Washington, Pennsylvania headquarters to the Company’s facility in Singapore for at least two years. Mr. Torton received $106,083 in relocation benefits, including a $45,500 housing allowance, a $28,885 gross-up on housing and tax-equalization, $16,310 for his children’s school tuition and a car allowance, in connection with his relocation from Suzhou, China to Irvine, California. The amount in this column also includes $814,400 of severance payments, payable as salary continuation until the end of the three-year term of his employment agreement, that will be made to Mr. Kelly beginning in fiscal 2010.

GRANTS OF PLAN-BASED AWARDS
FISCAL 2009

For a discussion of our plan-based awards and the Management Development and Compensation Committee’s objectives, discretion and criteria for granting awards, see Compensation Discussion and Analysis beginning on page 10 of this proxy statement.

No awards were made in fiscal 2009 under our OIC Plan that will result in future pay-outs. The following table shows all plan-based awards granted to the executive officers during fiscal 2009. The stock awards identified in the table are also reported in the Outstanding Equity Awards Table at 2009 Fiscal Year-End, which follows this table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
C. Scott Kulicke	10/8/08					66,000			234,300
	10/8/08				134,000				475,700
	10/8/08						5,188	3.55	8,331
	10/8/08						74,812	3.55	120,131
	9/28/08	0	550,000	1,100,000
Jason Livingston					—	—	—	—	—
	9/22/09	0	138,240	276,480
Michael J. Morris	10/8/08					10,274			36,473
	10/8/08				3,424				12,155
	8/4/09	0	126,000	252,000
Christian Rheault	10/8/08					33,000			117,150
	10/8/08				67,000				237,850
	9/28/08	0	190,445	380,890
Shay Torton	10/8/08					31,500			111,825
	10/8/08				31,500				111,825
	9/28/08	0	152,500	305,000
Maurice E. Carson	10/8/08					33,000			117,150
	10/8/08				67,000				237,850
	10/8/08						28,169	3.55	45,233
	10/8/08						11,831	3.55	18,998
	9/28/08	0	248,040	496,080
Gregg Kelly		—	—	—	—	—	—	—	—
1	Awards under the OIC Plan are paid at the end of each fiscal quarter based on performance metrics for the quarter, as described above in Compensation Discussion and Analysis (see page 10). There are no future payouts under the OIC Plan Awards for fiscal 2009. The only payouts were for the fourth quarter of fiscal 2009. This table reports the awards that could have been earned in fiscal 2009. The actual payments under these awards were significantly lower and are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation.
2	Represents maximum number of shares that will be awarded if all performance-based share awards are earned at the end of the performance period in October of 2012, and total shares underlying options awarded in fiscal 2009. There is no minimum threshold amount and the minimum number of performance-based shares that could be awarded is zero. The performance targets and resulting awards are disclosed above in Compensation Discussion and Analysis.

Employment Agreements

On June 25, 2009, the Company entered into an employment agreement with Christian Rheault. Under the employment agreement, Mr. Rheault will continue to serve as Senior Vice President of the Company, but would relocate for at least two years from the Company’s corporate headquarters in Pennsylvania to the Company’s facility in Singapore. The employment agreement is for a two-year term, and the Company in its sole discretion may extend the term for up to one additional year. Mr. Rheault will receive an annual base salary of $292,992, subject to any reduction that is applicable to all senior vice presidents of the Company from time to time.

Additionally, Mr. Rheault is eligible to participate in the Company’s employee benefits plans generally applicable to senior vice presidents and to earn cash and equity incentive awards. Any such annual equity awards with time-based vesting (not performance-based) granted to Mr. Rheault during the term of the agreement will vest no longer than the end of that term.

If the Company terminates Mr. Rheault’s employment without “cause” or he terminates his employment for “good reason,” Mr. Rheault will receive severance of two times his base salary payable over 24 months, beginning six months after termination of employment. For the purposes of Mr. Rheault’s employment agreement, “cause” means (i) intentional dishonesty or (ii) willful refusal to perform his duties persisting at least 30 days after written notice. “Good reason” means expiration of Mr. Rheault’s term of employment under his employment agreement, or without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his salary grade, (iii) any requirement by the Company that the officer relocate his primary office or location from Singapore for the first two years of the employment term in the absence of extraordinary circumstances, (iv) failure of the Company to relocate his family from Singapore at the end of the first two years of the employment term, (v) failure by a successor to expressly adopt the agreement, or (vi) any failure of the Company to comply with and satisfy any of the material terms or conditions of the agreement.

Mr. Rheault also will receive certain specified relocation and expatriate benefits in connection with his assignment to Singapore, which are described above in a footnote to the Summary Compensation Table. Further, Mr. Rheault is subject to customary confidentiality, non-compete and non-solicitation provisions.

On October 3, 2008, the Company entered into an employment agreement with Gregg Kelly. The Company entered into the employment agreement with Mr. Kelly in connection with the Company’s acquisition of Orthodyne Electronics Corporation, where Mr. Kelly served as an executive immediately prior to the acquisition. Under the employment agreement, Mr. Kelly served as President, Orthodyne Division at the Company’s Irving, California location. The employment agreement had a three-year term. Mr. Kelly received an initial annual base salary of $407,220. The Company had the option following the first anniversary of the employment agreement, to adjust Mr. Kelly’s base salary upward. Additionally, Mr. Kelly was eligible to participate in the Company’s employee benefits plans generally applicable to senior vice presidents. Mr. Kelly was not entitled to participate in any of the Company’s equity or incentive compensation or bonus plans.

If the Company terminated Mr. Kelly other than for “cause” or he resigned for “good reason,” Mr. Kelly was to receive severance of his then current salary payable for the duration of the term of the agreement. “Cause” means: (i) fraud, theft or embezzlement, (ii) conviction of a felony, (iii) willful breach of any material obligations under the agreement, if such breach is not cured, (iv) willful violation of the Company’s Code of Ethics, Code of Business Conduct or any rule or regulation established by the Company, if such violation is not cured, (v) willful misconduct in the performance of or willful neglect of the Executive’s duties, if such misconduct or neglect is not cured, and (vi) repeated and consistent failure to be present at work during normal business hours. “Good reason” means, without the officer’s consent, (i) any material breach of the agreement by the Company (ii) any assignment or any title materially inconsistent with that set forth in the agreement, (iii) material reduction of the officer’s base salary, and (iv) any requirement by the Company that the officer relocate his primary office or location to any office or location more than 30 more miles away and in all events, the Company fails to cure.

Mr. Kelly is also subject to customary confidentiality, non-compete and non-solicitation provisions. On October 2, 2009, Mr. Kelly resigned from the Company. In connection with his resignation, he received severance benefits consistent with a termination other than for “cause” or a resignation for “good reason.”

On October 3, 2008, the Company entered into an employment agreement with Jason Livingston. The Company entered into the employment agreement with Mr. Livingston in connection with the Company’s acquisition of Orthodyne Electronics Corporation, where Mr. Livingston served as an executive immediately prior to the acquisition. Mr. Livingston became an executive officer of the Company when he replaced Mr. Kelly as the head of the Company’s Wedge Bonding Business Unit. The employment agreement has a three-year term. Mr. Livingston received an initial annual base salary of $307,200. The Company has the option following the first anniversary of the employment agreement to adjust Mr. Livingston’s base salary upward. Additionally, Mr. Livingston is eligible to participate in the Company’s employee benefits plans generally applicable to similarly situated executives.

If the Company terminates Mr. Livingston other than for “cause” or if he resigns for “good reason,” Mr. Livingston is to receive severance in the form of his then current salary payable for the duration of the term of the agreement. “Cause” and “good reason” have the same meanings as in Mr. Kelly’s employment agreement described above. Mr. Livingston is also subject to customary confidentiality, non-compete and non-solicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the executive officers at October 3, 2009, the last day of fiscal 2009. The amounts reported under the “Stock Awards” column are included in the Summary Compensation Table under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2009 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the Grants of Plan-Based Awards in fiscal 2009 above are also reported in this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
C. Scott Kulicke	110,600	—	—	$14.38	10/19/2010	66,000	$360,360	74,000	$404,040
	111,500	—	—	$16.12	11/20/2011	—	—	134,000	$731,640
	76,000	—	—	$12.05	10/7/2013	—	—	—	—
	145,951	29,049	—	$7.14	10/29/2014	—	—	—	—
	28,000	—	—	$8.50	10/3/2016	—	—	—	—
	18,668	9,332	—	$8.74	10/2/2017	—	—	—	—
	80,000	—	—	$3.55	10/8/2018	—	—	—	—
Jason Livingston	—	—	—	—	—	—	—	—	—
Michael J. Morris	22,500	22,500	—	$8.57	11/1/2016	10,274	$56,096	9,700	$52,962
	4,102	2,048	—	$8.74	10/2/2017	—	—	3,424	$18,695
Christian Rheault	17,000	—	—	$14.38	10/19/2010	33,000	$180,180	54,000	$294,840
	21,000	—	—	$16.12	11/20/2011	—	—	67,000	$365,820
	16,000	—	—	$2.95	10/3/2012	—	—	—	—
	20,000	—	—	$12.05	10/7/2013	—	—	—	—
	26,647	5,303	—	$7.14	10/29/2014	—	—	—	—
	13,900	—	—	$8.50	10/3/2016	—	—	—	—
	12,001	5,999	—	$8.74	10/2/2017	—	—	—	—
Shay Torton	18,800	—	—	$14.38	10/19/2010	31,500	$171,990	37,380	$204,095
	23,000	—	—	$16.12	11/20/2011			31,500	$171,990
	14,000	—	—	$2.95	10/3/2012	—	—	—	—
	16,000	—	—	$12.05	10/7/2013	—	—	—	—
	22,518	4,482	—	$7.14	10/29/2014	—	—	—	—
	12,375	—	—	$8.50	10/3/2016	—	—	—	—
	8,919	4,456	—	$8.74	10/2/2017	—	—	—	—
Maurice E. Carson	100,000	—	—	$12.23	11/4/2009	—	—	—	—
	104,251	—	—	$7.14	11/4/2009	—	—	—	—
	9,712	—	—	$8.50	11/4/2009	—	—	—	—
	6,002	—	—	$8.74	11/4/2009	—	—	—	—
Gregg Kelly	—	—	—	—	—	—	—	—	—
1	Awards with an exercise price of $14.38 have a grant date of October 19, 2000, $16.12 have a grant date of November 20, 2001, $2.95 have a grant date of October 3, 2002 and $12.05 have a grant date of October 7, 2003. For awards with an exercise price of $7.14 (grant date of October 29, 2004), the options vest 1/6 on grant, and 1/6 on each of the next five anniversaries of the grant date. For awards with an exercise price of $8.50 (grant date of October 3, 2006) and $8.74 (grant date of October 2, 2007), the options vest 1/3 on each of the next three anniversaries of the grant date. For awards with an exercise price of $3.55 (grant date of October 8, 2008), the options vest on the second anniversary of the grant date. Mr. Morris received an award with an exercise price of $8.57 (grant date of November 1, 2006) that vests 1/4 on each of the next four anniversaries of the grant date. Mr. Carson received an award with an exercise price of $12.23 and a grant date of September 15, 2003. All options granted in 2003 or earlier are fully vested.
2	Number of shares are common shares underlying time-based restricted stock awards. Grants listed in this column were made on October 8, 2008. The time-based restricted stock awards all vest 1/3 on each of the next three anniversaries of the grant date. Mr. Carson’s time-based restricted stock awards were forfeited upon his resignation.
3	Number of shares are common shares underlying performance share awards, assuming all are earned at the end of the applicable performance periods. The awards cliff vest at the end of performance periods, which are the three-years after the date of grant, to the extent performance goals are achieved. Grants listed in the first row in this column were made on October 2, 2007 and the grants listed in the second row were made on October 8, 2008. Mr. Carson’s performance-based share awards were forfeited upon his resignation.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

The following table reports all exercises of stock options by the executive officers and all the vesting of stock awards of the executives officers in fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
C. Scott Kulicke	81,000	$200,880	—	—
Jason Livingston	—	—	—	—
Michael J. Morris	—	—	—	—
Christian Rheault	—	—	—	—
Shay Torton	—	—	—	—
Maurice E. Carson	—	—	—	—
Gregg Kelly	—	—	—	—

Pension Plan

The Company had a non-contributory defined benefit pension plan covering substantially all of its U.S. employees who were employed on September 30, 1995. Effective December 31, 1995, benefit accruals under the Company’s pension plan were frozen. Retirement benefits under this plan were determined under a formula based on length of service and average compensation in the three consecutive calendar years during the ten year period ended December 31, 1995, producing the highest average (subject to certain Internal Revenue Code limits). Compensation for accruals earned before October 1, 1994 included all salary or wages which are reportable to the Internal Revenue Service on Form W-2; compensation for accruals after October 1, 1994 included only base salary or wages, commissions, incentive pay, overtime pay, and short-term disability pay. Unreduced benefits were available at age 65 (the plan’s normal retirement age) with reduced early retirement benefits available as early as age 55.

The U.S. pension plan subsequently purchased a group annuity contract on a revocable basis, pending approval of the proposed plan termination by the Pension Benefit Guaranty Corporation (“PBGC”) and issuance of a favorable determination letter by the Internal Revenue Service (“IRS”). The PBGC review period expired and on March 26, 2008, the Company received a favorable determination letter from the IRS. Accordingly, during fiscal 2008, the group annuity contract became irrevocable and a termination of the U.S. pension plan occurred.

Change in Pension Value in the Summary Compensation Table for fiscal 2008 represent the transfer of pension plan obligations from the Company to Metropolitan Life Insurance Company through the purchase of a group annuity contract which was finalized and became irrevocable during fiscal 2008.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Officer Severance Pay Plan

The Company’s Officer Severance Pay Plan (the “Plan”) provides for severance payments and benefits to executive officers of the Company whose employment is terminated by the Company without “Cause” and to any officer who voluntarily terminates his or her employment for “Good Reason” within six months after the event that constitutes “Good Reason.” For purposes of this Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 more miles away from the officer’s then current primary residence (except in connection with termination of expatriate assignments), (iv) failure by any successor to the Company to expressly adopt the Plan, or (v) any failure of the Company to comply with and satisfy any of the material terms or conditions of the Plan. The severance payments and benefits under the Plan are as follows:

•	An amount equal to six months of base salary as of the last day of such officer’s employment, less certain deductions. However, if the officer enters into a general release in favor of the Company, the Company will instead pay an amount equal to 18 months base salary.
•	Severance payments will be paid as follows: (i) six months after the officer’s last day of employment, the officer will receive a lump sum payment equal to six months base salary and (ii) thereafter, the officer, if eligible for 18 months base salary, will receive salary continuation on such officer’s regularly scheduled pay dates for 12 months.
•	Continuation of participation in medical, prescription drug, dental, and vision benefit programs for 6 months after the last day of the officer’s employment (or for an aggregate of 18 months if the officer had delivered the general release). Participation would be at the same rate of premium payment by the officer applicable to current employees.
•	Continuation of eligibility to participate in Company life insurance program to a maximum of six months after the last day of the officer’s employment, subject to the agreement of the life insurance provider.
•	Vesting of stock options stops on the last day of the officer’s employment and the former officer has three months after such date to exercise vested stock options, unless different terms apply under the applicable stock option plan(s). Any entitlement to performance share awards would be determined in accordance with the terms of the applicable plan. If the applicable three-year performance period has not ended, employees who are eligible to retire are eligible to receive a portion of the performance share award based on the portion of the three-year performance period completed. Mr. Kulicke would be eligible to retire based on his years of service and age.
•	An officer would be eligible for a quarterly cash incentive award for a fiscal quarter (if awards are granted) under the Company’s OIC Plan only if the officer’s last day of employment is on or after the last day of such fiscal quarter.

Under the Plan, the Company will not pay any severance payment or benefit of any kind to an officer terminated by the Company in connection with a divestiture of a business of the Company if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes target annual cash compensation of at least 90% of his or her targeted annual cash compensation at the Company on the last day of employment. For purposes of this calculation, the Company target annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the of the divested business, if any. The Management Development and Compensation Committee may pay additional severance to an executive officer if the Management Development and Compensation Committee determines that an additional payment is in the Company’s best interests.

Under the Plan, the executives are also subject to noncompetition and nonsolicitation provisions. The Plan does not apply to any officers with employment agreements providing for alternative severance arrangements.

Employment Agreements

As described on page 24 of this proxy statement, Mr. Rheault and Mr. Livingston are eligible to receive severance in accordance with the terms of their employment agreements.

As an incentive for him to continue employment with the Company through a successful transition of his responsibilities to his successor, the Company entered into a Letter Agreement with Mr. Morris, the interim Chief Financial Officer, which provides him benefits under the Officer’s Severance Pay Plan under additional circumstances. Under the terms of the Letter Agreement, Mr. Morris will be eligible to receive the severance payments and other benefits described under this plan if he (i) remains employed with the Company 90 days after the employment start date of his successor as Chief Financial Officer and (ii) submits his resignation within 30 days thereafter.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED (NO CHANGE IN CONTROL)

The following table presents maximum payment amounts under the Officer Severance Plan and the values of equity awards under the Company’s equity plans for executive officers had they been terminated without cause or resigned for good reason on October 3, 2009 (outside of the context of a change in control).

Name	Severance Plan (1)	Employment Agreement (2)	Performance- based Share Awards (3,4)	Stock Options (4,5)	Total
C. Scott Kulicke	$825,000	—	$497,515	$152,800	$1,475,315
Jason Livingston	—	$614,400	—	—	$614,400
Michael J. Morris	$420,000	—	—	—	$420,000
Christian Rheault	—	$585,984	—	$40,160	$626,144
Shay Torton	$457,500	—	—	$35,140	$492,640
Maurice E. Carson (6)	—	—	—	—	—
Gregg Kelly (6)	—	$814,400	—	—	$814,400

1	Amounts equal 18 months base salary, payable beginning 6 months after termination of employment.
2	Mr. Rheault’s employment agreement provides for severance equal to two times his base salary and Mr. Livingston’s employment agreement provides for severance equal to the number of salary installments remaining in the initial term of the agreement.
3	Performance-based stock awards can vest in part before the end of a three-year performance period if the executive is retirement-eligible; however, shares would not be awarded until the end of the performance period. Mr. Kulicke is retirement-eligible. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares.
4	Value of shares and options is based on closing price of $5.46 on NASDAQ on October 3, 2009.
5	Stock options vest 100% upon a termination of employment for retirement-eligible employees. Mr. Kulicke is retirement-eligible.
6	Mr. Carson left the Company on August 4, 2009 and Mr. Kelly left the Company on October 2, 2009. Mr. Carson did not receive any severance payments upon his resignation from the Company. Mr. Kelly will be paid severance in accordance with the terms of his employment agreement beginning in fiscal 2010 (see page 24).

Upon death or disability the named executive officers will not receive any severance payments under the Officer Severance Plan. However, upon retirement or other termination, if the officer is retirement-eligible, any unvested stock options held by such officer are accelerated and the officer would have 12 months in which to exercise such options. If the officer is terminated and does not qualify for retirement, any vested stock options as of the date of termination would be given an additional three-month grace period in which the officer could exercise them. Additionally, all performance-based share awards will vest pro rata upon death, disability or retirement. Pursuant to Mr. Morris’ Letter Agreement, he would receive his severance benefits even if he resigns within a period of time as described in his employment agreement.

Change of Control Arrangements

On March 25, 2009, the Company entered into Change of Control Agreements with its executive officers, other than Jason Livingston, Michael J. Morris and Ran Bareket. These agreements replaced the Company’s prior Termination of Employment Agreements, which expired on December 31, 2008. The agreements provide for benefits in the event of the termination of an officer’s employment under special circumstances following a change of control. Under the agreements, a “Change of Control” includes: (i) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the original board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75 percent of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.

An officer who is a party to an agreement and whose employment is terminated by the Company for any reason other than cause, or by the officer for good reason as provided for in the agreements, within 18 months after a Change of Control, will receive the following payments and benefits:

•	termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and certain incentives (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Internal Revenue Code (the “Code”) or would make payment thereof non-deductible by the Company under Section 280G of the Code;
•	continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;
•	continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment if permitted by the life insurance provider; and
•	equity compensation with respect to any outstanding equity awards as provided under each applicable grant agreement and the plans governing such awards.

The executive officers’ agreements provide that the benefit multiple and number of months of payment are: C. Scott Kulicke, 2.5 benefit multiple and 30 months and Christian Rheault and Shay Torton, 1.5 benefit multiple and 18 months. Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into the general release, the officer will only be entitled to six months of any Benefit Amount.

The Benefit Amount will be paid as follows: (i) on the first business day following the six month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.

If an officer who is a party to a Change of Control Agreement is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the agreement and not pursuant to any other severance pay plan or similar program. In addition, under the agreements, the officers are subject to certain confidentiality provisions.

Under the 2009 Plan, the 2008 Plan, the 2006 Plan, the 2001 Plan, the 1999 Plan, the 1998 Plan and the 1994 Plan, in the event of a change in control of the Company, all outstanding options become fully vested and exercisable (under the 2009 Plan, if the Company is not the surviving entity). For the purposes of these plans, a change in control includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities, (2) the individuals who, as of a date set forth in the applicable plan, were members of the Company’s board of directors cease for any reason to constitute at least two-thirds (majority under the 2009 Plan) of the board of directors (unless the election, or nomination for election by the shareholders, of any new director (75% of new directors under the 2009 Plan) was approved by a vote of at least two-thirds (majority under the 2009 Plan) of the original board of directors), (3) approval by the shareholders of a merger or consolidation in which the shareholders immediately before the merger or consolidation do not own at least 50% of the combined voting power of the outstanding voting securities after the merger or consolidation, (4) approval by the shareholders of a complete liquidation or dissolution of the Company (except in the case of the 2009 Plan) or an agreement for the sale or disposition of all or substantially all the assets, (5) acceptance by the shareholders of shares in a share exchange in which the shareholders immediately before the share exchange do not own at least 50% of the combined voting power of the outstanding voting securities after the share exchange.

Under the Company’s 2006 Plan and 2008 Plan, all outstanding performance stock and share unit awards become fully vested upon a change of control. Under the Company’s 2009 Plan, upon a change of control, restricted stock awards and share unit awards become fully vested and the performance requirements for outstanding performance stock awards are waived and such awards vest if the participant is employed by the Company on the last day of the performance period.

Under the Company’s 1997 Director Plan, if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will vest and terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the common shares subject to his or her outstanding options less the amount which would be required to exercise such options.

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL

The following table presents maximum payment amounts under the Change in Control Agreements for the named executive officers, had they been terminated on October 3, 2009 after a change in control, and the values of equity awards under the Company’s equity plans for executive officers if a change in control occurred on October 3, 2009.

Name	Change of Control Agreement (1)	Performance- based Share Awards (2,3)	Time-based Restricted Stock Awards (2,3)	Stock Options (2,3)	Total
C. Scott Kulicke	$2,750,000	$1,539,720	$360,360	$152,800	$4,802,880
Jason Livingston	—	—	—	—	—
Michael J. Morris	$420,000	$71,657	$66,370	—	$558,027
Christian Rheault	$725,155	$900,900	$345,180	$40,160	$2,011,395
Shay Torton	$686,250	$539,885	$297,990	$35,140	$1,559,265
Maurice E. Carson(4).	—	—	—	—	—
Gregg Kelly(4)	—	—	—	—	—
1	Assuming the executive officer is terminated within 18 months of the change of control, the change of control agreements provide that the benefit multiple and number of months of payment are: C. Scott Kulicke, 2.5 benefit multiple and 30 months and Christian Rheault and Shay Torton, 1.5 benefit multiple and 18 months. Mr. Morris’ benefit is pursuant to the Company’s Officer Severance Plan.
2	Performance-based stock awards, time-based restricted stock awards and stock options vest 100% immediately upon a change in control.
3	Value of shares and options is based on the closing share price of $5.46 on NASDAQ on October 3, 2009.
4	Mr. Carson resigned on August 2, 2009 and Mr. Kelly resigned on October 2, 2009.

DIRECTOR COMPENSATION

The following table presents all compensation paid to our directors in fiscal 2009. Mr. Kulicke is not paid any additional compensation for serving as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Brian R. Bachman	$49,000	$90,000	—	—	—	—	$139,000
John A. O’Steen	$40,000	$90,000	—	—	—	—	$130,000
Garrett E. Pierce	$48,000	$90,000	—	—	—	—	$138,000
MacDonell Roehm, Jr.	$52,000	$90,000	—	—	—	—	$142,000
Barry Waite	$43,000	$90,000	—	—	—	—	$133,000
C. William Zadel	$49,000	$90,000	—	—	—	—	$139,000
1	The amounts included in the “Stock Awards” column are the amounts of compensation cost recognized by the Company related to stock awards for fiscal 2009 and prior years, as described in ASC No. 718, Compensation, Stock Compensation. This amount also represented the aggregate grant date fair value of these awards as these awards were not subject to vesting.

During fiscal 2009, directors who were not officers of the Company received a quarterly cash retainer of $5,000, plus $2,000 for each meeting of the board of directors attended in person and $1,000 for each telephone meeting of the board of directors attended. Committee Chairmen were paid an additional annual retainer of $5,000, and committee members were paid $1,000 for each committee meeting. Mr. Roehm received an additional annual retainer of $5,000 for serving as lead independent director. Directors are paid $1,000 for each executive session not held on the date of a board meeting.

Beginning in fiscal 2007, pursuant to the 2007 Non-Employee Director Plan, in lieu of stock option grants, directors received grants of common shares under the 2007 Non-Employee Director Plan, which are subject to the stock ownership guidelines described below. Under the 2007 Non-Employee Director Plan, each non-employee director was granted a number of common shares closest in value to, without exceeding, $30,000 upon his or her initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. For fiscal 2009, the quarterly stock grant was reduced by one-third, to a number of common shares closest in value to, without exceeding, $20,000. The board reduced its quarterly stock grant in light of the historically low stock price in late 2008, and with the objective of reducing dilution, burn rate and director compensation during the global economic downturn. The quarterly stock grant was restored to $30,000 in October 2009, after a sharp rebound in the Company’s results and in conjunction with the restoration of executive officers’ base salaries. Beginning in April 2009, the directors’ grants were pursuant to the 2009 Equity Plan.

The following stock ownership guidelines apply to the Non-Employee Directors:

•	Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $120,000;
•	Each current non-employee director was expected to meet the stock ownership target by April 1, 2009. Each non-employee director met this guideline by April 1, 2009. All new directors must meet this guideline within two years after becoming a director of the Company;
•	Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship.

CORPORATE GOVERNANCE

Board Matters

The board of directors has determined that directors Brian R. Bachman, John A. O’Steen, Garrett E. Pierce, MacDonell Roehm, Jr., Barry Waite and C. William Zadel are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the Securities and Exchange Commission (“SEC”) rules. In fiscal 2009, the board of directors met seven times, and met six times in executive session.

Each director attended all of the board and applicable committee meetings in fiscal 2009. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All of the directors attended the 2009 annual meeting of shareholders.

Committees of the Board of Directors

The board of directors has a standing Audit Committee, a Management Development and Compensation Committee and Nominating and Governance Committee.

Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Garrett E. Pierce (Chair)	Brian R. Bachman (Chair)	C. William Zadel (Chair)
MacDonell Roehm, Jr.	John A. O’Steen	Brian R. Bachman
Barry Waite	C. William Zadel	MacDonell Roehm, Jr.

Audit Committee

The Audit Committee met 11 times during fiscal 2009. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act). In addition, the board of directors has determined that MacDonell Roehm, Jr., Garrett E. Pierce and Barry Waite qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

Management Development and Compensation Committee

All members of the Management Development and Compensation Committee are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Management Development and Compensation Committee met eight times during fiscal 2009. The principal duties of the Management Development and Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Management Development and Compensation Committee may form, and delegate its authority to, subcommittees, as it deems appropriate. The full responsibilities of the Management Development and Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

While the Company’s Chief Executive Officer does not participate in the determination of compensation policies set by the Management Development and Compensation Committee, the Management Development and Compensation Committee consults with the Chief Executive Officer in determining compensation levels for each executive officer and takes into consideration the Chief Executive Officer’s assessment of the performance of each executive officer against the factors established by the Committee. The Committee does not consult with the Chief Executive Officer on his own compensation.

In fiscal 2009, the Management Development and Compensation Committee engaged Radford for advice in determining the compensation data from a peer group of companies that are in the same or similar industries as the Company, are similar to the Company in size, and that the Management Development and Compensation Committee has concluded are likely competitors with the Company for executives. See Compensation Discussion and Analysis beginning on page 10.

Nominating and Governance Committee

During fiscal 2009, the Nominating and Governance Committee was comprised of Messrs. C. William Zadel, Chairman, Brian R. Bachman and MacDonell Roehm, Jr. The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met four times during fiscal 2009. The Nominating and Governance Committee is responsible for (i) establishing criteria for selecting new directors, (ii) identifying, screening and recruiting new directors, (iii) recommending nominees for director to the board and (iv) recommending to the board of directors a set of corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.

Code of Ethics

The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s chief executive officer, chief financial officer, principal accounting officer or controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website.

Shareholder Communications with Directors

The board of directors has implemented a process whereby shareholders may send communications directly to the board’s attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee (i) was, during fiscal 2009, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Certain Relationships and Related Transactions

Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act.

In connection with the closing of the acquisition of substantially all of the assets of OE Holdings, Inc. (f/k/a Orthodyne Electronics Corporation), the Company’s subsidiary, Kulicke and Soffa Wedge Bonding, Inc. entered into a lease agreement with OE Holdings, Inc., a beneficial owner of more than 5% of the Company’s shares, for certain real property owned by OE Holdings, Inc. in Irvine, California. The lease, dated as of October 3, 2008, has a five-year term with a five-year renewal option. Rent is $124,369.45 per month in the first year and increases by 3% per year thereafter. If exercised, rent during the renewal term will be fair market rent. The Company is guaranteeing the obligations of its subsidiary under the lease. The Audit Committee approved this transaction. Gregg Kelly, former President of Orthodyne Electronics Corporation and former officer of the Company and Jason Livingston, former Chief Financial Officer of Orthodyne and a current officer of the Company, are principal shareholders of OE Holdings, Inc.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, the only persons or groups of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 14, 2009 were as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
Loomis Sayles & Co., L.P.(1) One Financial Center Boston, MA 02111	4,304,031	6.2%
OE Holdings, Inc.(2) 16700 Red Hill Avenue Irvine, CA 92606	3,527,457	5.1%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	6,529,047	9.4%
1	Based on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 13, 2009. The shareholder reported that it has sole voting power over 3,880,908 shares, shared voting power over 75,865 shares and sole dispositive power over 4,304,031 shares. The shareholder disclaims beneficial ownership in the reported shares.
2	OE Holdings, Inc. was formerly named Orthodyne Electronics Corporation. Gregg Kelly is a principal and 29.4% shareholder of OE Holdings, Inc. Jason Livingston is a principal and 14.4% shareholder of OE Holdings, Inc. Due to their position and stock ownership in OE Holdings, Inc., Mr. Kelly and Mr. Livingston (both, c/o Kulicke and Soffa Industries, Inc., 1005 Virginia Drive, Fort Washington, PA 19034) are also indirect beneficial owners, to the extent of their proportionate interest, in the shares of the Company’s common stock held by OE Holdings, Inc.
3	Based on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on May 11, 2009. The shareholder reported that it has sole dispositive power over 6,529,047 shares. Fidelity Management & Research Company (82 Devonshire Street, Boston MA 02109), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,529,047 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the outstanding common shares, whom we refer to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended October 3, 2009 were made on a timely basis, except that Gregg Kelly was inadvertently late in filing a Form 4 relating to the transfer of common stock from OE Holdings, Inc. to Mr. Kelly.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:

Our Management Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
BRIAN R. BACHMAN, CHAIRMAN JOHN A. O’STEEN C. WILLIAM ZADEL

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three-years, and is able to read and understand fundamental financial statements. In addition, the board of directors has determined that three members of the Audit Committee during fiscal 2009, Garrett E. Pierce, MacDonell Roehm, Jr. and Barry Waite qualified as “audit committee financial experts” as defined by the SEC.

During fiscal 2009, the Audit Committee met with the senior members of the Company’s management team and the Company’s independent registered public accounting firm. The Audit Committee also met separately with the Company’s independent registered public accounting firm and separately with the Company’s Chief Financial Officer, Internal Audit Manager and General Counsel. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.

The Audit Committee has appointed (subject to ratification by the shareholders) PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010 and reviewed with the Company’s financial management and the independent registered public accounting firm the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the independent registered public accountants of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2009 Annual Report with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion and Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.

In its meeting with representatives of the independent registered public accounting firm, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement of Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee also reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence and has discussed with the independent registered public accountants their independence, and concluded that the nonaudit services performed by the independent registered public accountants are compatible with maintaining their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009, filed with the SEC on December 16, 2009.

AUDIT COMMITTEE
GARRETT E. PIERCE, CHAIRMAN MACDONELL ROEHM, JR. BARRY WAITE

AUDIT AND RELATED FEES

For the fiscal years ended October 3, 2009 and September 27, 2008, PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed the approximate fees set forth below:

	2009	2008
Audit Fees	$1,051,940	$1,261,200
Audit-Related Fees	21,250	20,900
Tax Fees	—	44,100
All Other Fees	2,400	—

Audit Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the integrated audit of the Company’s fiscal 2009 consolidated financial statements and internal control over financial reporting as of October 3, 2009, and assistance and review of documents filed with the SEC, including the issuance of consents during fiscal 2009 was $1,051,940. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the integrated audit of the Company’s fiscal 2008 consolidated financial statements and internal control over financial reporting as of September 27, 2008, and assistance with and review of documents filed with the SEC, including the issuance of consents during fiscal 2008, were approximately $1,261,200.

Audit-Related Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for assurance and audit-related services during fiscal 2009 and 2008 were approximately $21,250 and $20,900, respectively. Audit related fees for fiscal 2009 were primarily related to an agreed-upon procedures report and procedures performed in connection with the Company’s response to an SEC comment letter. Audit related fees for fiscal 2008 were primarily related to an agreed-upon procedures engagement in connection with the Company’s credit agreement.

Tax Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for tax services during fiscal 2009 and 2008 were $0 and approximately $44,100, respectively. Tax services for fiscal 2008 were primarily associated with the audit of foreign subsidiary tax returns.

All Other Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for all other services during fiscal 2009 and 2008 were $2,400 and $0, respectively. During fiscal 2009, such fees were primarily related to accounting research software purchased by the Company from PricewaterhouseCoopers LLP.

The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2009 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS

Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2011, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 2, 2010. (At least 120 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting.)

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the annual meeting is November 16, 2010 (45 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was September 2, 2009).

As permitted by the Exchange Act, we may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Notice. Shareholders residing at the same address who currently receive multiple copies of the Notice may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at the address of the offices of the Company set forth on page 1 of this proxy statement or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at the address of the offices of the Company set forth on page 1 of this proxy statement or by calling (215) 784-6000.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2009. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at the offices of the Company set forth on page 1 of this proxy statement.

Electronic copies of the Company’s fiscal 2009 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.kns.com/investors/proxy

We are not including the information contained on our website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors SUSAN WATERS Secretary

December 31, 2009

KULICKE & SOFFA INDUSTRIES, INC.
1005 VIRGINIA DRIVE
FT. WASHINGTON, PA 19034

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KULICKE & SOFFA INDUSTRIES, INC.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

Nominees:

01) Mr. John A. O'Steen
02) Mr. MacDonell Roehm Jr.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:

By signing this proxy, authority is given to cumulate votes in the discretion of the Proxies. To specifically cumulate votes for any nominee, set forth the number of votes after each nominee. To withhold discretionary authority for the Proxies to cumulate votes, check here: ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

M18854-P87649-Z51378

KULICKE & SOFFA INDUSTRIES, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 9, 2010

The shareholders hereby appoint Michael J. Morris and David J. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 p.m., Pacific Time on February 9, 2010, at the Embassy Suites 1325 E. Dyer Road Santa Ana, CA 92705, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CUMULATE____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)